EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Cadence Design Systems, Inc.:

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cadence Design Systems, Inc., to be filed on or about April 11, 2005 of our reports dated March 14, 2005, with respect to the consolidated balance sheets of Cadence Design Systems, Inc. and subsidiaries as of January 1, 2005 and January 3, 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended January 1, 2005, and related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of January 1, 2005, and the effectiveness of internal control over financial reporting as of January 1, 2005, which appear in the January 1, 2005 annual report on Form 10-K of Cadence Design Systems, Inc..

/s/ KPMG LLP
Mountain View, California
April 8, 2005